Exhibit 99.1

The Kraft Heinz Company
To:	Directors and Executive Officers of The Kraft Heinz Company
Date:	June 7, 2016
Re:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

This notice is to inform you of restrictions on your ability to trade equity securities of The Kraft Heinz Company (the “Company”) during an upcoming “blackout period” that will apply to the Company’s 401(k) plans. This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s regular earnings-related blackout periods.
The blackout period is being imposed because of the simplification and streamlining of the Company’s 401(k) plans following the merger of Kraft Foods Group, Inc. (“Kraft”) and H.J. Heinz Company (“Heinz”) last year. During the special blackout period, participants in the 401(k) plans will not be able to access their accounts to direct or diversify their investments or request a distribution. The blackout period will begin at 4:00 p.m. (Eastern Time) on June 24th, and will end as soon as administratively possible, which is expected to take place during the week beginning July 10, 2016 (the “Blackout Period”).
In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited during the Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or service as a director.
Please note that “equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).
Please contact the Company’s Corporate Secretary at 200 East Randolph, Suite 7600, Chicago, IL 60601 or via telephone at (847) 646-2000 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the Blackout Period.
These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that you are required to pre-clear with me any trades you would like to make in Kraft Heinz stock.